NEWS RELEASE

The Hartford Reports Fourth Quarter 2014 Core Earnings* Of $426 Million, $0.96 Per Diluted Share, And Net Income Of $382 Million, $0.86 Per Diluted Share

•	Fourth quarter 2014 core earnings per diluted share of $0.96 were up 22% from fourth quarter 2013

•	Fourth quarter 2014 net income per diluted share of $0.86 was up 32% from fourth quarter 2013

•	Property & Casualty combined ratio, before catastrophes and prior year development*, of 92.0 improved 3.8 points from fourth quarter 2013

•	Standard Commercial renewal written pricing increases averaged 3%, in line with loss cost trends

•	Book value per diluted share, excluding accumulated other comprehensive income*, of $40.71, up 4% over Dec. 31, 2013

•	$300 million of common shares repurchased in fourth quarter 2014

HARTFORD, Conn., February 2, 2015 – The Hartford (NYSE:HIG) reported core earnings of $426 million for the three months ended Dec. 31, 2014 (fourth quarter 2014), up 12% from $382 million in fourth quarter 2013. The increase was principally due to improved property and casualty (P&C) underwriting results and a reduction in Corporate core losses, partially offset by lower net investment income. Fourth quarter 2014 core earnings per diluted share were $0.96, a 22% increase from $0.79 in fourth quarter 2013, reflecting core earnings growth and the 9% decrease in weighted average common shares outstanding and dilutive potential common shares resulting from the company's share repurchases during 2014.

Fourth quarter 2014 net income totaled $382 million, up 22% from $314 million in fourth quarter 2013. Fourth quarter 2014 net income included an $83 million, after-tax, charge for voluntary lump-sum pension settlements in the company's defined benefit pension plan for certain vested participants; there was no similar charge in fourth quarter 2013. Fourth quarter 2014 net income included income from discontinued operations of $37 million, after-tax, primarily related to a partial reduction of the deferred tax valuation allowance established at the time of the sale of the Japan annuity business. Fourth quarter 2013 net income included a $70 million, after-tax, loss from discontinued operations, also associated largely with the Japan annuity business. Fourth quarter 2014 net income per diluted share was $0.86, up 32% from $0.65 per diluted share in fourth quarter 2013, reflecting the 22% increase in net income and the accretive impact of share repurchases.
*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).
"Strong fourth quarter results concluded an outstanding year for The Hartford,” said The Hartford's Chairman and CEO Christopher Swift. “For the full year, expanding profit margins in P&C, Group Benefits and Mutual Funds drove a 16% increase in core earnings per diluted share and a one point improvement in core earnings ROE to 8.4%. We also sold the Japan annuity business during the year, significantly reducing the company’s risk profile and contributing to the return of over $2 billion of capital to shareholders. As we enter 2015, I am pleased with how the company’s businesses are balancing profitability and top-line growth in this pricing and interest rate environment.”
"Our P&C businesses delivered another solid quarter, with a combined ratio of 93.8, a 3.7 point improvement over fourth quarter 2013," said The Hartford's President Doug Elliot. "For the year, our P&C combined ratio was 91.5 excluding catastrophes and prior year development, a 2.9 point improvement. In Group Benefits, we continued to see improvement in our margins, with a core earnings after-tax margin of 5.2%, a nearly one point increase from the prior year. While the pricing environment is becoming more challenging, we continue to see opportunities to invest in our businesses and drive profitable growth."
For the year ended Dec. 31, 2014 (full year 2014), core earnings were $1,548 million, up 9% from $1,419 million in full year 2013 principally due to improved P&C underwriting results, partially offset by lower net investment income. Full year 2014 core earnings per diluted share were $3.36, a 16% increase from $2.89 per diluted share in full year 2013 due to the growth in core earnings and the accretive impact of the company's share repurchases during 2014.

Full year 2014 net income totaled $798 million, up significantly from $176 million in full year 2013. Net income included net realized capital losses, after-tax and deferred acquisition costs (DAC), excluded from core earnings, of $20 million in full year 2014 compared with net realized capital gains, after-tax and DAC, excluded from core earnings, of $121 million in full year 2013. Full year 2014 net income also included a $551 million, after-tax, loss from discontinued operations associated largely with the Japan annuity business, which was sold in June 2014, while full year 2013 included a $1,049 million, after-tax, loss from discontinued operations, also largely related to the Japan annuity business. Full year 2014 net income per diluted share was $1.73, up from $0.36 in full year 2013, reflecting the growth in net income and the accretive impact of share repurchases.

CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended			Years Ended
	Dec 31 2014	Dec 31 2013	Change[3]	Dec 31 2014	Dec 31 2013	Change[3]
Core earnings (loss):
Commercial Lines	$251	$229	10%	$996	$827	20%
Personal Lines	$65	$49	33%	$210	$205	2%
P&C Other Operations	$—	$22	(100)%	($111)	($11)	NM
Property & Casualty (Combined)	$316	$300	5%	$1,095	$1,021	7%
Group Benefits	$45	$55	(18)%	$180	$158	14%
Mutual Funds	$27	$20	35%	$91	$78	17%
Sub-total	$388	$375	3%	$1,366	$1,257	9%
Talcott Resolution	$98	$99	(1)%	$433	$412	5%
Corporate	$(60)	$(92)	(35)%	($251)	($250)	—%
Core earnings	$426	$382	12%	$1,548	$1,419	9%
Net income	$382	$314	22%	$798	$176	NM
Weighted average diluted common shares outstanding ¹	442.6	486.1	(9)%	460.2	490.6	(6)%
Core earnings available to common shareholders per diluted share²	$0.96	$0.79	22%	$3.36	$2.89	16%
Net income available to common shareholders per diluted share²	$0.86	$0.65	32%	$1.73	$0.36	NM

[1]	Full year 2013 includes the dilutive effect of the assumed conversion of 6.2 million preferred shares

[2]	Includes dilutive potential common shares

[3]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Fourth quarter 2014 financial results included the following items that had a favorable $5 million, after-tax, or $0.01 per diluted share, benefit to both net income and core earnings compared to items that netted to no net impact in fourth quarter 2013. These items included:

•
Catastrophe losses of $12 million, after-tax, in fourth quarter 2014 were lower than the company's outlook of $42 million, after-tax, by $30 million, after-tax, or $0.07 per diluted share. Fourth quarter 2013 catastrophe losses of $18 million, after-tax, were $24 million, after-tax, or $0.05 per diluted share, lower than the company's outlook for that quarter;

•
Unfavorable prior year loss and loss adjustment expense reserve development (PYD) totaled $25 million, after-tax, or $0.06 per diluted share, in fourth quarter 2014 compared with unfavorable PYD of $10 million, after-tax, or $0.02 per diluted share, in fourth quarter 2013; and

•	Fourth quarter 2013 included a tax adjustment expense totaling $14 million, or $0.03 per diluted share, in the Corporate segment.

Full year 2014 financial results included the following items that had an unfavorable $40 million, after-tax, or $0.09 per diluted share, impact on both net income and core earnings. This compares with favorable net items in full year 2013 that increased net income and core earnings by a total of $19 million, after-tax, or $0.04 per diluted share:

•
Catastrophe losses of $222 million, after-tax, in full year 2014 were lower than the company's outlook of $306 million, after-tax, by $84 million, after-tax, or $0.18 per diluted share. Full year 2013 catastrophe losses of $203 million, after-tax, were $103 million, after-tax, or $0.21 per diluted share, lower than the company's outlook;

•	Unfavorable PYD totaled $163 million, after-tax, or $0.35 per diluted share, in full year 2014 compared with unfavorable PYD of $125 million, after-tax, or $0.26 per diluted share, in full year 2013;

•	Full year 2014 included a $32 million, after-tax, or $0.07 per diluted share, favorable impact on expenses related to New York State Workers' Compensation Board assessments; and

•
The Corporate segment in full year 2014 had a benefit totaling $7 million, after-tax, or $0.02 per diluted share, for recovery of expenses from closed litigation. In full year 2013, the Corporate segment had a benefit totaling $41 million, after-tax, or $0.08 per diluted share, for several items, including an insurance recovery, proceeds from the resolution of items under the company's 1995 spin-off from its former parent company, and a tax adjustment expense in fourth quarter 2013.

2015 OUTLOOK

The Hartford announced that the company's full year 2015 core earnings outlook is $1,550 million to $1,650 million. The 2015 outlook includes total catastrophe losses of $293 million, after-tax, in Commercial Lines and Personal Lines and unfavorable PYD of $21 million, after-tax, in Commercial Lines due to the accretion of the discount on workers' compensation loss reserves. The company's outlook for investment income is an average P&C portfolio yield of 3.9%, before tax, and limited partnership and other alternative investment (LP) returns of about 6%.

The Hartford's outlook is a management estimate based on business, competitive, capital market, catastrophe loads and other assumptions. Key business and market assumptions included in this outlook are set forth in the table below. This outlook is subject to change for many reasons, including unusual or unpredictable items, such as catastrophe losses, tax benefits or charges, PYD, investment results and other items. The company has frequently experienced unusual or unpredictable benefits and charges that were not anticipated in previously provided guidance.

2015 Outlook

($ in millions)	2014 Actual	2015 Outlook
Consolidated core earnings	$1,548	$1,550 - $1,650
Key Metrics and Market Assumptions:
Commercial Lines combined ratio[1]	91.5	89.5 - 91.5
Personal Lines combined ratio[1]	90.6	89.0 - 91.0
P&C catastrophe loss ratio[2]	3.4	4.3
Group Benefits core earnings after-tax margin*	5.2%	5.0% - 5.5%
Talcott Resolution core earnings	$433	$340 - $370
P&C investment portfolio yield[3]	4.2%	3.9%

[1] Excludes catastrophes and PYD and is a financial measure not calculated based on generally accepted accounting principles
[2] Outlook includes P&C catastrophe ratio outlook of 2.4% in Commercial Lines and 7.5% in Personal Lines
[3] Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement collateral, if any. Includes income from LPs. 4.1% in 2014 excluding LP income in excess of 6% outlook.

Full year 2014 core earnings include the impact of certain items that differ or are not included in the company's 2015 core earnings outlook. In particular, 2014 catastrophes were $84 million, after-tax, below the company's 2014 outlook of $306 million, after-tax, while the 2015 outlook includes a catastrophe loss estimate of $293 million, after-tax. In addition, the outlook for full year 2015 unfavorable PYD includes only the accretion of the discount on workers' compensation reserves, whereas full year 2014 PYD of $163 million, after-tax, included unfavorable PYD for asbestos and environmental of $164 million, after-tax. Finally, the yield on full year 2014 LPs was 10%, which was above the company's 2014 outlook of 6%. The table below provides a reconciliation of these and Corporate items between full year 2014 core earnings and the 2015 outlook.

2014 Core Earnings Reconciliation To 2015 Outlook

($ in millions)	2014	2015 Outlook

Core earnings	$1,548	$1,550	-	$1,650

Adjustments:
Catastrophes favorable to outlook	(84)
Unfavorable prior year development	163	21	-	21
Other net favorable items	(39)
LP returns above 6% outlook	(79)

Adjusted core earnings	$1,509	$1,571	-	$1,671
2015 outlook growth over 2014, as adjusted		4%	-	11%

PROPERTY & CASUALTY (COMBINED)
Fourth Quarter 2014 Highlights:

•	Written premiums rose 5% over fourth quarter 2013

•	Combined ratio, before catastrophes and PYD, of 92.0 improved 3.8 points over fourth quarter 2013

•	Core earnings of $316 million, increased 5% over fourth quarter 2013 primarily due to improved current accident year (CAY) underwriting results

PROPERTY & CASUALTY (COMBINED)
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Written premiums	$2,470	$2,349	5%
Underwriting gain*	$159	$63	152%
CAY catastrophe losses	$19	$28	(32)%
PYD	$29	$15	93%
Expense ratio	30.8	30.9	0.1
Combined ratio	93.8	97.5	3.7
Combined ratio before catastrophes and PYD*	92.0	95.8	3.8
Investment income	$282	$324	(13)%
Core earnings	$316	$300	5%
Net income	$327	$346	(5)%

Fourth quarter 2014 P&C (Combined) core earnings were $316 million, an increase of 5% from $300 million in fourth quarter 2013, largely due to improved underwriting results that were partially offset by lower investment income. Commercial Lines core earnings increased 10% over fourth quarter 2013 to $251 million, while Personal Lines core earnings increased 33% over fourth quarter 2013 to $65 million.

Fourth quarter 2014 net income was $327 million, a decrease of 5% compared with $346 million in fourth quarter 2013 due to lower net realized capital gains more than offsetting the increase in core earnings. Net realized capital gains not included in core earnings totaled $5 million, after-tax, in fourth quarter 2014 compared with net realized capital gains not included in core earnings of $46 million, after-tax, in fourth quarter 2013.

Fourth quarter 2014 P&C (Combined) written premiums increased 5% over the prior year period, comprised of 6% growth in Commercial Lines and 3% growth in Personal Lines.

Fourth quarter 2014 underwriting gain was $159 million, a significant improvement from $63 million in fourth quarter 2013 due to better CAY underwriting results including lower catastrophes in Commercial Lines and Personal Lines. Fourth quarter 2014 P&C (Combined) combined ratio, before catastrophes and PYD, improved 3.8 points to 92.0 compared with 95.8 in fourth quarter 2013. CAY catastrophe losses in fourth quarter 2014 were $19 million, before tax, below the company's outlook of $65 million, before tax, and also less than fourth quarter 2013 catastrophe losses of $28 million, before tax.

Unfavorable PYD totaled $29 million, before tax, in fourth quarter 2014, reflecting modest unfavorable PYD in the Commercial Lines, Personal Lines and P&C Other Operations segments compared with unfavorable PYD of $15 million, before tax, in fourth quarter 2013, largely in Commercial Lines.

COMMERCIAL LINES
Fourth Quarter 2014 Highlights:

•	Written premiums rose 6% over fourth quarter 2013, driven by 5% growth in Small Commercial, 6% growth in Middle Market and 13% growth in Specialty Commercial

•	Combined ratio, before catastrophes and PYD, improved 4.1 points over fourth quarter 2013 to 91.2

•	Standard Commercial renewal written pricing increases averaged 3%, in-line with loss cost trends

COMMERCIAL LINES
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Core earnings	$251	$229	10%
Net income	$262	$251	4%
Written premiums	$1,558	$1,463	6%
Underwriting gain	$123	$54	128%
Combined ratio	92.4	96.6	4.2
Combined ratio before catastrophes and PYD	91.2	95.3	4.1
Small Commercial	86.8	87.9	1.1
Middle Market	94.7	99.7	5.0
Specialty Commercial	99.1	95.5	(3.6)
Standard Commercial renewal written pricing increases	3%	7%	(4.0)

Core earnings in Commercial Lines increased 10% in fourth quarter 2014 from fourth quarter 2013 due to improved underwriting results, partially offset by lower investment income.

Commercial Lines underwriting gain rose significantly to $123 million in fourth quarter 2014 from $54 million in fourth quarter 2013 due to improved CAY results in Small Commercial and Middle Market. Fourth quarter 2014 combined ratio improved 4.2 points over fourth quarter 2013 to 92.4. Fourth quarter 2014 combined ratio, before catastrophes and PYD, improved by 4.1 points to 91.2 from 95.3 in fourth quarter 2013. Fourth quarter 2014 catastrophe losses decreased slightly to $6 million, before tax, compared with $7 million, before tax, in fourth quarter 2013.

Fourth quarter 2014 PYD was an unfavorable $13 million, before tax, compared with unfavorable PYD of $12 million, before tax, in fourth quarter 2013. In both quarters, the majority of the unfavorable PYD was due to other reserve re-estimates outside of the workers' compensation line.

Fourth quarter 2014 written premiums in Commercial Lines grew 6% to $1,558 million from $1,463 million in fourth quarter 2013, reflecting growth of 5% in Small Commercial, 6% in Middle Market and 13% in Specialty Commercial. Written premium growth resulted from renewal written pricing increases, stronger new business production, and higher policy retention in Small Commercial and Middle Market. Specialty Commercial written premiums rose 13% due to a 29% increase in National Accounts written premium.

Renewal written pricing increases in fourth quarter 2014 for Standard Commercial, which is comprised of Small Commercial and certain Middle Market businesses, averaged 3%, down from 5% in third quarter 2014 and 7% in fourth quarter 2013. However, renewal written pricing increases were in-line with current loss cost trends. Renewal written pricing increases in fourth quarter 2014 averaged 3% in Small Commercial and 3% in Middle Market.

New business premium for Small Commercial increased 10% over fourth quarter 2013 to $122 million driven by growth in workers' compensation and package business. Middle Market new business premium increased 30% from fourth quarter 2013 to $131 million as a result of strong growth in workers' compensation, particularly among larger accounts.

Improved policy count retention also contributed to written premium growth. Small Commercial retention was 85% in fourth quarter 2014, a three point improvement from 82% in fourth quarter 2013. Middle Market policy count retention for fourth quarter 2014 was 80%, up one point over fourth quarter 2013.

PERSONAL LINES
Fourth Quarter 2014 Highlights:

•	Written premiums rose 3% over fourth quarter 2013, driven by auto new business growth and stable premium retention

•	Combined ratio, before catastrophes and PYD, improved to 91.8 from 95.8 in fourth quarter 2013

•	Underwriting gain of $60 million increased from $18 million in fourth quarter 2013

PERSONAL LINES
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Core earnings	$65	$49	33%
Net income	$65	$69	(6%)
Written premiums	$912	$886	3%
Underwriting gain	$60	$18	NM
Combined ratio	93.8	98.1	4.3
Combined ratio before catastrophes and PYD	91.8	95.8	4.0
Combined ratio before catastrophes and PYD
Automobile	102.4	104.8	2.4
Homeowners	68.1	72.6	4.5

Core earnings in Personal Lines increased 33% in fourth quarter 2014 over the prior year quarter due to improved underwriting results, including lower catastrophes, which were partially offset by lower net investment income and lower servicing income due to the sale of Catalyst360.

Personal Lines underwriting gain increased to $60 million in fourth quarter 2014 compared with $18 million in fourth quarter 2013 due to improved CAY underwriting results, including lower catastrophe losses. Fourth quarter 2014 combined ratio was 93.8, a 4.3 point improvement compared to fourth quarter 2013 combined ratio of 98.1. CAY catastrophe losses totaled $13 million, before tax, in fourth quarter 2014 compared with $21 million, before tax, in fourth quarter 2013. Unfavorable PYD in fourth quarter 2014 totaled $6 million, before tax, compared with no net PYD in fourth quarter 2013.

Before catastrophes and PYD, fourth quarter 2014 combined ratio was 91.8, a 4.0 point improvement from 95.8 in fourth quarter 2013 due to a better CAY loss and loss adjustment expense (LAE) ratio and a lower expense ratio. Fourth quarter 2014 CAY loss and LAE ratio of 66.1 improved 3.0 points from 69.1 in fourth quarter 2013, primarily due to favorable loss cost trends in homeowners and strong earned pricing in both auto and homeowners. Fourth quarter 2014 expense ratio declined to 25.7% from 26.7% in fourth quarter 2013, reflecting lower compensation and technology expenses.

Fourth quarter 2014 Personal Lines written premiums rose 3% from fourth quarter 2013 as a result of new business premium and renewal written pricing increases. New business premium in fourth quarter 2014 totaled $129 million, 2% higher than fourth quarter 2013 due to growth in auto. Renewal written price increases in fourth quarter 2014 averaged 6% in auto and 8% in homeowners, compared with 5% and 8%, respectively, in fourth quarter 2013. Fourth quarter

2014 premium retention for auto was stable at 87% while homeowners declined two points to 90%.

P&C OTHER OPERATIONS

Fourth quarter 2014 underwriting loss increased to $24 million compared with a loss of $9 million in fourth quarter 2013. Fourth quarter 2014 results included unfavorable PYD of $10 million, before tax, while fourth quarter 2013 had unfavorable PYD of $3 million, before tax. Unfavorable PYD in fourth quarter 2014 was due to adverse development on certain exposures that are in runoff, including employers' liability claims in the U.K.

GROUP BENEFITS
Fourth Quarter 2014 Highlights:

•	Excluding the run-off of the Association-Financial Institutions (A-FI) block of business, fully insured ongoing premiums declined 3% from fourth quarter 2013

•	Core earnings of $45 million declined 18% over fourth quarter 2013, which included favorable recoveries from claims incurred in 2013 and prior years

•	After-tax core earnings margin* declined to 5.3% from 5.9% in fourth quarter 2013 as a result of lower core earnings

GROUP BENEFITS
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Fully insured ongoing premiums¹	$737	$756	(3)%
Loss ratio, excluding A-FI	76.0%	74.7%	(1.3)
Expense ratio, excluding A-FI	27.9%	27.9%	—
Core earnings²	$45	$55	(18%)
After-tax core earnings margin	5.3%	5.9%	(0.6)
Net income	$48	$58	(17%)
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents; excludes A-FI premiums of $2 million and $65 million in fourth quarter 2014 and 2013, respectively
[2] The A-FI block of business had no impact on core earnings in the periods presented

Fourth quarter 2014 Group Benefits core earnings totaled $45 million, an 18% decrease from $55 million in fourth quarter 2013, primarily due to lower margins on group disability, partially offset by improved margins on group life. Net investment income was also down in the quarter on lower invested assets. Net income in fourth quarter 2014 totaled $48 million, down from $58 million in fourth quarter 2013, reflecting the decrease in core earnings.

Excluding A-FI, the loss ratio was 76.0% in the fourth quarter, an increase of 1.3 points due to less favorable group disability results compared to fourth quarter 2013. While disability recovery rates continued to be strong in fourth quarter 2014, the loss ratio increased as fourth quarter 2013 benefited from reserve releases that reflected improved recovery rates on claims incurred in 2013 and prior years.

The group life loss ratio, excluding A-FI, was 71.8%, a 2.8 point improvement due to favorable mortality results. Excluding A-FI, the expense ratio of 27.9% was flat versus fourth quarter 2014. The core earnings margin decreased to 5.3% from 5.9% in fourth quarter 2013, reflecting less favorable group disability results compared with the prior year quarter, partially offset by improved group life results.

Fourth quarter 2014 fully insured ongoing premiums, excluding A-FI, were $737 million, down 3% from fourth quarter 2013.

MUTUAL FUNDS
Fourth Quarter 2014 Highlights:

•	Mutual Fund net outflows, which exclude Talcott Resolution assets under management (AUM), totaled $0.4 billion for the quarter, excluding a planned $0.7 billion transfer of AUM within the company

•	Mutual Fund sales increased 10% over fourth quarter 2014 to $3.9 billion

•	Mutual Fund AUM at Dec. 31, 2014 rose 3% to $73.0 billion from Dec. 31, 2013

MUTUAL FUNDS
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Core earnings	$27	$20	35%
Net income	$23	$19	21%
Mutual Fund sales	$3,894	$3,555	10%
Mutual Fund net flows	$(1,060)	$(442)	140%
Mutual Fund AUM	$73,035	$70,918	3%
Talcott AUM	$20,584	$25,817	(20)%
Total Mutual Funds segment AUM	$93,619	$96,735	(3%)

Core earnings for the Mutual Funds segment rose 35% to $27 million in fourth quarter 2014 compared with $20 million in fourth quarter 2013. Core earnings grew as a result of increased fee revenue due to higher average Mutual Fund AUM and a favorable state income tax benefit. Mutual Fund AUM includes funds sold primarily through retail, bank trust and registered investment advisor channels and excludes AUM associated with the Talcott Resolution segment. The increase in average Mutual Fund AUM was driven by higher equity capital market levels compared with fourth quarter 2013. Net income for fourth quarter 2014 rose 21% to $23 million compared with $19 million in fourth quarter 2013.

Fourth quarter 2014 Mutual Fund net outflows totaled $1.1 billion compared with net outflows of $0.4 billion in fourth quarter 2013. Excluding a planned AUM transfer of $0.7 billion within The Hartford, fourth quarter 2014 net outflows were $0.4 billion. Mutual Fund sales increased 10% to $3.9 billion in fourth quarter 2014.

Total AUM for the Mutual Funds segment declined 3% to $93.6 billion at Dec. 31, 2014 from $96.7 billion at Dec. 30, 2013 including the impact of $2.7 billion of planned AUM transfers within the company during fourth quarter 2014. Including this transfer, Talcott Resolution AUM declined 20% during 2014. Mutual Fund AUM increased 3% during 2014, including the planned $0.7 billion AUM transfer in fourth quarter 2014 and planned $0.7 billion fund liquidation in second quarter 2014.

TALCOTT RESOLUTION
Fourth Quarter 2014 Highlights:

•	Core earnings decreased 1% to $98 million due to the continued run-off of the variable annuity (VA) block

•	Variable annuity contract counts declined 3% and 13% from Sept. 30, 2014 and Dec. 31, 2013, respectively

•	Fixed annuity contract counts declined 3% and 18% from Sept. 30, 2014 and Dec. 31, 2013, respectively

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	Dec 31 2014	Dec 31 2013	Change
Core earnings	$98	$99	(1)%
Net income (loss)	$144	$(15)	NM
VA contract count (in thousands)	674	774	(13)%
VA account value	$52,861	$61,812	(14)%

Talcott Resolution fourth quarter 2014 core earnings were $98 million, a 1% decrease from fourth quarter 2013 as reduced fee income due to the run-off of the VA block was partially offset by lower expenses, including lower costs related to contract holder initiatives. During the quarter, expenses for the 2014 VA Enhanced Surrender Value (ESV) program and fixed annuity Increased Surrender Value program totaled $1 million, after-tax and DAC, compared with $3 million, after-tax and DAC, of costs for the 2013 ESV program in fourth quarter 2013.

Net income for Talcott Resolution in fourth quarter 2014 totaled $144 million compared with a net loss of $15 million in fourth quarter 2013. Net income included an unlock benefit of $13 million, after-tax, compared with a fourth quarter 2013 unlock benefit of $1 million, after-tax. Fourth quarter 2014 net income included income from discontinued operations of $31 million, after-tax, primarily related to a partial reduction of the deferred tax valuation allowance established when the Japan annuity business was sold in June 2014. Fourth quarter 2013 net income included a $70 million, after-tax, loss from discontinued operations, also associated largely with the Japan annuity business.

VA and fixed annuity contract counts as of Dec. 31, 2014 declined 3% each from Sept. 30, 2014 and 13% and 18%, respectively, from Dec. 31, 2013.

CORPORATE

Fourth quarter 2014 Corporate core losses totaled $60 million versus core losses of $92 million in fourth quarter 2013, which included a $14 million tax adjustment expense. The Corporate net loss totaled $160 million in fourth quarter 2014 compared with a net loss of $94 million in fourth quarter 2013. The fourth quarter 2014 net loss included an $83 million, after-tax, charge for voluntary lump-sum pension settlements in the company's defined benefit plan for certain vested participants.

INVESTMENTS
Fourth Quarter 2014 Highlights:

•	Annualized investment yield, excluding LPs, before tax, was 4.1%, down from 4.2% in fourth quarter 2013

•	Annualized investment yield on LPs, before tax, was 6%, down from 11% in fourth quarter 2013

•	Net impairment losses, including mortgage loan loss reserves, totaled $17 million, before tax

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	Dec 31 2014	Dec 31 2013	Change
Net investment income	$752	$811	(7)%
Net impairment losses, including mortgage loan loss reserves	$17	$15	13%
Annualized investment yield[1]	4.2%	4.4%	(0.2)
Annualized investment yield on limited partnership and other alternative investments	6.0%	10.6%	(4.6)
Annualized investment yield, excluding limited partnerships and other alternative investments	4.1%	4.2%	(0.1)
[1] Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement collateral, if any.

Fourth quarter 2014 net investment income totaled $752 million, before tax, a 7% decrease from fourth quarter 2013 due to lower investment income on LPs and the impact of declining asset levels in Talcott Resolution, and, to a lesser extent, lower annualized investment yields.

Annualized investment yield, before tax, which includes investment income on LPs, decreased to 4.2% in fourth quarter 2014, down from 4.4% in fourth quarter 2013 due primarily to lower investment income from LPs. LPs generated investment income of $44 million, before tax, for an annualized return of 6.0% in fourth quarter 2014 compared with $80 million, before tax, or 10.6%, in fourth quarter 2013.

Excluding LPs, fourth quarter 2014 annualized investment yield, before tax, decreased to 4.1% compared with 4.2% in fourth quarter 2013. The reduction in annualized investment yield was primarily due to lower reinvestment rates in 2014 compared with 2013.

The credit performance of the company's general account assets remained strong. Net impairment losses in fourth quarter 2014, including changes in mortgage loan loss reserves, totaled $17 million, before tax, compared with $15 million, before tax, in fourth quarter 2013.

The carrying value of total invested assets, excluding equity securities, trading, was $76.3 billion as of Dec. 31, 2014 compared with $78.7 billion at Dec. 31, 2013. The decline in assets is largely due to the sale of the Japan annuity business in second quarter 2014.

STOCKHOLDERS’ EQUITY
Fourth Quarter 2014 Highlights:

•	Book value per diluted share, excluding accumulated other comprehensive income (AOCI)*, of $40.71, increased 4% compared with Dec. 31, 2013

•	Stockholders' equity totaled $18.7 billion, down slightly from Dec. 31, 2013

•	The company paid $300 million under share repurchase program in fourth quarter 2014 and $1,796 million for full year 2014

•	Weighted average diluted common shares outstanding decreased 9% versus fourth quarter 2013

($ in millions)	As of
	Dec 31, 2014	Dec 31 2013	Change
Stockholders' equity	$18,720	$18,905	(1)%
Stockholders' equity (ex. AOCI)	$17,792	$18,984	(6)%
Book value per diluted share	$42.84	$39.14	9%
Book value per diluted share (ex. AOCI)	$40.71	$39.30	4%
Weighted average common shares outstanding	429.6	451.1	(5)%
Weighted average diluted common shares outstanding	442.6	486.1	(9)%

The Hartford’s stockholders’ equity was $18.7 billion as of Dec. 31, 2014, down slightly from $18.9 billion as of Dec. 31, 2013, primarily due to common share repurchases of $1,796 million and common dividends of $290 million, largely offset by net income of $798 million and a $1,007 million increase in AOCI primarily due to the impact of lower interest rates at Dec. 31, 2014. 2014 net income included losses on discontinued operations of $551 million, after-tax, principally from the loss on sale of the Japan annuity business.

Book value per diluted common share was $42.84 as of Dec. 31, 2014, an increase of 9% compared with $39.14 as of Dec. 31, 2013. Excluding AOCI, book value per diluted common share was up 4% to $40.71 as of Dec. 31, 2014, compared with $39.30 as of Dec. 31, 2013.

During fourth quarter 2014, the company paid $300 million to repurchase 7.7 million common shares. The company also completed the accelerated share repurchase (ASR) program during the quarter, taking delivery of 2.7 million shares. In total, the company repurchased 13.9 million shares under the ASR program for $525 million, paid in third quarter 2014.

Outstanding and dilutive potential common shares were reduced from 446.0 million at Sept. 30, 2014 to 437.0 million at Dec. 31, 2014, a decrease of 2%.

Under the capital management plan announced in 2014, the company has $2.775 billion of equity repurchase authorization for the period Jan. 1, 2014 through Dec. 31, 2015. As of Jan. 30, 2015, the company has paid $1.9 billion for equity repurchases under this program, including $101 million since Dec. 31, 2014.

CONFERENCE CALL

The Hartford will discuss its fourth quarter and full year 2014 financial results and its 2015 outlook in a webcast on Tuesday, Feb. 3, 2015 at 9 a.m. ET. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The fourth quarter financial slide presentation will be posted on The Hartford’s website after the close of the market on Feb. 2, 2015, and the full-year 2014 results and 2015 outlook slide presentation will be posted by 8:30 a.m ET on Feb. 3, 2015.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2014 which is available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford uses its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended December 31, 2014
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,580	$751	$—	$47	$—	$3,378
Fee income	—	15	181	276	1	473
Net investment income	282	90	—	370	10	752
Other revenues	28	—	—	—	—	28
Net realized capital gains (losses)	6	4	—	(15)	(9)	(14)
Total revenues	2,896	860	181	678	2	4,617
Benefits, losses, and loss adjustment expenses	1,622	580	—	380	—	2,582
Amortization of deferred policy acquisition costs	322	8	6	45	—	381
Insurance operating costs and other expenses	491	208	134	144	8	985
Interest expense	—	—	—	—	94	94
Net reinsurance gain on dispositions	—	—	—	(23)	—	(23)
Pension settlement	—	—	—	—	128	128
Restructuring and other costs	—	—	6	—	20	26
Total benefits and expenses	2,435	796	146	546	250	4,173
Income (loss) from continuing operations, before income taxes	461	64	35	132	(248)	444
Income tax expense (benefit)	140	16	12	19	(88)	99
Income (loss) from continuing operations, after tax	321	48	23	113	(160)	345
Loss from discontinued operations, after-tax	6	—	—	31	—	37
Net income (loss)	327	48	23	144	(160)	382
Less: Unlock charge, after-tax	—	—	—	13	—	13
Less: Restructuring and other costs, after-tax	—	—	(4)	—	(13)	(17)
Less: Income from discontinued operations, after-tax	6	—	—	31	—	37
Less: Net reinsurance gain on dispositions, after-tax	—	—	—	15	—	15
Less: Pension settlement, after-tax	—	—	—	—	(83)	(83)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	5	3	—	(13)	(4)	(9)
Core earnings (losses)	$316	$45	$27	$98	$(60)	$426

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Three Months Ended December 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,498	$821	$—	$27	$—	$3,346
Fee income	—	14	175	351	5	545
Net investment income	324	97	—	382	8	811
Other revenues	73	—	—	—	—	73
Net realized capital gains (losses)	72	3	—	(75)	2	2
Total revenues	2,967	935	175	685	15	4,777
Benefits, losses, and loss adjustment expenses	1,658	607	—	438	—	2,703
Amortization of deferred policy acquisition costs	310	9	9	52	—	380
Insurance operating costs and other expenses	520	239	136	172	34	1,101
Interest expense	—	—	—	—	96	96
Restructuring and other costs	—	—	—	—	15	15
Total benefits and expenses	2,488	855	145	662	145	4,295
Income (loss) from continuing operations before income taxes	479	80	30	23	(130)	482
Income tax expense (benefit)	133	22	11	(32)	(36)	98
Income (loss) from continuing operations, after tax	346	58	19	55	(94)	384
Loss from discontinued operations, after-tax	—	—	—	(70)	—	(70)
Net income (loss)	346	58	19	(15)	(94)	314
Less: Unlock charge, after-tax	—	—	—	1	—	1
Less: Restructuring and other costs, after-tax	—	—	—	—	(10)	(10)
Less: Loss from discontinued operations, after-tax	—	—	—	(70)	—	(70)
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	46	3	(1)	(45)	8	11
Core earnings (losses)	$300	$55	$20	$99	$(92)	$382

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended December 31, 2014
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$10,096	$3,034	$—	$206	$—	$13,336
Fee income	—	61	723	1,201	10	1,996
Net investment income	1,216	374	—	1,542	22	3,154
Other revenues	113	—	—	—	—	112
Net realized capital gains (losses)	(32)	15	—	26	7	16
Total revenues	11,393	3,484	723	2,975	39	18,614
Benefits, losses, and loss adjustment expenses	6,800	2,362	—	1,643	—	10,805
Amortization of deferred policy acquisition costs	1,267	32	28	402	—	1,729
Insurance operating costs and other expenses	1,824	836	553	567	44	3,824
Interest expense	—	—	—	—	376	376
Net reinsurance gain loss on dispositions	—	—	—	(23)	—	(23)
Pension settlement	—	—	—	—	128	128
Restructuring and other costs	—	—	6	—	70	76
Total benefits and expenses	9,891	3,230	587	2,589	618	16,915
Income (loss) from continuing operations, before income taxes	1,502	254	136	386	(579)	1,699
Income tax expense (benefit)	426	63	49	16	(204)	350
Income (loss) from continuing operations, after tax	1,076	191	87	370	(375)	1,349
Income (loss) from discontinued operations, after-tax	6	—	—	(557)	—	(551)
Net income (loss)	1,082	191	87	(187)	(375)	798
Less: Unlock charge, after-tax	—	—	—	(62)	—	(62)
Less: Restructuring and other costs, after-tax	—	—	(4)	—	(45)	(49)
Less: Income (loss) from discontinued operations, after-tax	6	—	—	(557)	—	(551)
Less: Net reinsurance gain on dispositions, after-tax	—	—	—	15	—	15
Less: Pension settlement, after-tax	—	—	—	—	(83)	(83)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(19)	11	—	(16)	4	(20)
Core earnings (losses)	$1,095	$180	$91	$433	$(251)	$1,548

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended December 31, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$9,864	$3,273	$—	$94	$—	$13,231
Fee income	—	57	668	1,369	12	2,105
Net investment income	1,270	390	—	1,577	27	3,264
Other revenues	274	—	—	—	—	275
Net realized capital gains (losses)	118	50	—	1,719	(89)	1,798
Total revenues	11,526	3,770	668	4,759	(50)	20,673
Benefits, losses, and loss adjustment expenses	6,813	2,518	—	1,717	—	11,048
Amortization of deferred policy acquisition costs	1,237	33	39	485	—	1,794
Insurance operating costs and other expenses	1,977	964	510	644	14	4,109
Interest expense	—	—	—	—	397	397
Restructuring and other costs	1	—	1	1	64	67
Net reinsurance gain on disposition	—	—	—	1,505	69	1,574
Loss on extinguishment of debt	—	—	—	—	213	213
Total benefits and expenses	10,028	3,515	550	4,352	757	19,202
Income (loss) from continuing operations, before income taxes	1,498	255	118	407	(807)	1,471
Income tax expense (benefit)	400	63	42	(7)	(252)	246
Income (loss) from continuing operations, after tax	1,098	192	76	414	(555)	1,225
Loss from discontinued operations, after-tax	(1)	—	—	(1,048)	—	(1,049)
Net income (loss)	1,097	192	76	(634)	(555)	176
Less: Unlock charge, after-tax	—	—	—	(109)	—	(109)
Less: Restructuring and other costs, after-tax	(1)	—	(1)	(1)	(41)	(44)
Less: Loss from discontinued operations, after-tax	(1)	—	—	(1,048)	—	(1,049)
Less: Loss on extinguishment of debt, after-tax	—	—	—	—	(138)	(138)
Less: Reinsurance gain (loss) on disposition, after-tax	—	—	—	45	(69)	(24)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	78	34	(1)	67	(57)	121
Core earnings (losses)	$1,021	$158	$78	$412	$(250)	$1,419

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended			Years Ended
	Dec 31 2014	Dec 31 2013	Change	Dec 31 2014	Dec 31 2013	Change
Core earnings (losses):
Commercial Lines	$251	$229	10%	$996	$827	20%
Personal Lines	65	49	33%	210	205	2%
P&C Other Operations	—	22	(100)%	(111)	(11)	NM
Property & Casualty Combined	316	300	5%	1,095	1,021	7%
Group Benefits	45	55	(18)%	180	158	14%
Mutual Funds	27	20	35%	91	78	17%
Sub-total	388	375	3%	1,366	1,257	9%
Talcott Resolution	98	99	(1)%	433	412	5%
Corporate	(60)	(92)	(35)%	(251)	(250)	—%
CONSOLIDATED CORE EARNINGS	426	382	12%	1,548	1,419	9%
Add: Unlock charge, after-tax	13	1	NM	(62)	(109)	(43)%
Add: Restructuring and other costs, after-tax	(17)	(10)	70%	(49)	(44)	11%
Add: Loss from discontinued operations, after-tax	37	(70)	(153)%	(551)	(1,049)	(47)%
Add: Pension settlement, after-tax	(83)	—	100%	(83)	—	100%
Add: Loss on extinguishment of debt, after-tax	—	—	—%	—	(138)	(100)%
Add: Net reinsurance gain (loss) on dispositions, after-tax	15	—	(100)%	15	(24)	(163)%
Add: Net realized capital gains, after-tax and DAC, excluded from core earnings	(9)	11	(182)%	(20)	121	(117)%
Net income	$382	$314	22%	$798	$176	NM
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders	$0.96	$0.79	22%	$3.36	$2.89	16%
Add: Unlock charge, after-tax	0.03	—	NM	(0.13)	(0.22)	(41)%
Add: Restructuring and other costs, after-tax	(0.04)	(0.02)	100%	(0.11)	(0.09)	22%
Add: Loss from discontinued operations, after-tax	0.08	(0.14)	(157)%	(1.20)	(2.14)	(44)%
Add: Pension settlement, after-tax	(0.18)	—	100%	(0.18)	—	100%
Add: Loss on extinguishment of debt, after-tax	—	—	—%	—	(0.28)	(100)%
Add: Net reinsurance gain (loss) on dispositions, after-tax	0.03	—	(100)%	0.03	(0.05)	(160)%
Add: Net realized capital gains, after-tax and DAC, excluded from core earnings	(0.02)	0.02	NM	(0.04)	0.25	(116)%
Net income available to common shareholders	$0.86	$0.65	32%	$1.73	$0.36	NM
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2014, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	Dec 31 2014	Dec 31 2013	Change
Book value per diluted common share, including AOCI	$42.84	$39.14	9%
Less: Per diluted share impact of AOCI	$2.13	$(0.16)	NM
Book value per diluted common share, excluding AOCI	$40.71	$39.30	4%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD is provided in the table below.

	Three Months Ended		Years Ended
	Dec 31 2014	Dec 31 2013	Dec 31 2014	Dec 31 2013
Commercial Lines
Combined ratio	92.4	96.6	93.4	98.1
Catastrophe and non-catastrophe PYD	1.2	1.2	1.9	3.0
Combined ratio, excl. catastrophes and PYD	91.2	95.3	91.5	95.1

Personal Lines
Combined ratio	93.8	98.1	95.5	96.9
Catastrophe and non-catastrophe PYD	1.9	2.3	4.9	4.6
Combined ratio, excl. catastrophes and PYD	91.8	95.8	90.6	92.3

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, pension settlements, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended Dec. 31, 2014 and 2013, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2014.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended Dec. 31, 2014 and 2013 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Dec. 31, 2014 and 2013, is set forth below.

	Three Months Ended		Years Ended
	Dec 31 2014	Dec 31 2013	Dec 31 2014	Dec 31 2013
Commercial Lines
Net income	$262	$251	$983	$870
Less: Income (loss) from discontinued operations	6	—	6	(1)
Add: Income tax expense	102	96	385	320
Less: Other expenses (income)	(4)	1	(3)	(1)
Less: Net realized capital gains (losses)	8	37	(30)	72
Less: Net investment income	222	252	958	984
Less: Net servicing income	9	3	23	21
Underwriting gain	$123	$54	$414	$115

Personal Lines
Net income	$65	$69	$207	$229
Add: Income tax expense	30	30	92	100
Less: Other expenses	5	2	2	2
Less: Net realized capital gains (losses)	(1)	29	(5)	34
Less: Net investment income	30	36	129	145
Less: Net servicing income	1	14	3	34
Underwriting gain	$60	$18	$170	$114

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with the strategic realignment of our business to focus on our property and casualty, group benefits and mutual fund businesses; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our statutory and U.S. GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others, including reinsurers, sourcing partners, derivative counterparties and other third parties; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.